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The following is a transcript of a conference call which took place at 8.00am, New York time, on February 10, 2004.

Operator: Good morning ladies and gentlemen, and welcome to the ST Assembly Test Services LTD and ChipPAC joint conference calls. At this time, all lines have been placed on mute to minimize any background noise. We are joined by Mr. Tan Lay Koon, President and Chief Executive Officer of ST Assembly Test Services LTD or STATS, and Mr. Dennis McKenna, President and Chief Executive Officer of ChipPAC Incorporated, as well as by other members of the senior management from both companies. Following brief prepared comments from both Chief Executives, we will be taking questions. After remarks by each of the speakers, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. To withdraw your question, press star then the number two.

Before we begin, on behalf of both companies, we must make a disclaimer regarding forward-looking statements. During this call, we will make forward-looking statements that involve risks and uncertainties concerning the proposed merger involving STATS and ChipPAC, the expected financial performance of STATS and ChipPAC as well as the strategic and operational plans of STATS and ChipPAC. Actual events, or results may differ materially from those described in this call due to the number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close, that the closing may be delayed, the reaction of customers of STATS and ChipPAC to the transaction, the ability of STATS and ChipPAC to successfully integrate their operations and the employees, the introduction of new products by competitors, or the entry of new competitors in to the market for the products of STATS and ChipPAC, and economic and political conditions in the US and abroad. More information about potential factors that could affect STATS’ business and financial results are included in STATS’ Annual Report on Form 20-F for the fiscal year ended December 31st, 2002, and it’s report Form 6-K disclosing it’s results of operations for the quarterly period ending September 30th, 2003, including, without limitation, under the captions “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations”, which are on file with the SEC and available at the SEC’s website at www.sec.gov. More information about potential factors that could affect ChipPAC’s business and financial results is included in the ChipPAC’s Annual Report on Form 10-K from the fiscal year ending December 31st, 2002, and in it’s report on Form 10-Q for quarterly periods ending September 30th, 2003, including, without limitation, under the captions “Risk Factors” and “Management Discussion and Analysis of the Financial Condition and Results of Operations”, which are on file with the SEC and available at SEC’s website at www.sec.gov. Neither STATS nor ChipPAC undertakes any obligation to update these forward-looking statements to restate events or circumstances after the date of this call.

In connection with the proposed merger, STATS and ChipPAC will file the proxy statement/prospectus with the SEC. Investors and security holders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information. Investors and security holders may obtain a free copy of the proxy statement/prospectus when available, and other documents filed by STATS and ChipPAC at the SEC’s website at www.sec.gov. The proxy statement/prospectus and such other documents may also be obtained for free from STATS by contacting STATS Investor Relations in the United States at telephone 408-586-0608 or email daviesd@statsus.com or in Singapore at telephone 65-6824-7705 or email angelaine@stats.st.com.sg and from ChipPAC by contacting ChipPAC Investor Relations at 510-979-8220 or email ir@chippac.com.

STATS, ChipPAC and certain of each of their executive officers and directors may be deemed to be participants in the solicitation of proxies of ChipPAC stockholders in connection with the proposed merger. Certain of such individuals may have an interest in the proposed merger, including as a result of holding options or shares of ChipPAC common stock. Investors and security holders may obtain more detailed information regarding the names, affiliations, and interests of such persons involved in the solicitation by reading the proxy statement/prospectus when it becomes available.

Following the presentation we will have a question and answer session. Please limit yourself to one question and one follow up question. I would now like to turn the conference over to Mr. Dennis McKenna, Chief Executive Officer and President of ChipPAC. Please go ahead sir.

Dennis McKenna: Good morning everyone. Thank you for joining us on such short notice today. As you have seen in our press release, ChipPAC and STATS have signed a definitive agreement to merge in a stock-for-stock transaction, valued at approximately US$1.6 billion. This is a very powerful combination of two of the world’s leading companies in the semiconductor test and assembly industry, and will create one of the world’s premiere providers of fully integrated test and assembly solutions. This is an extraordinary announcement. The combined company expects to have over US$1 billion in revenues in 2004. It will be the second largest test company, and will have leadership in mixed signal test. We’ll also have one of the broadest portfolios of assembly products and leadership in advanced packaging technologies, such as stacked die technology, system in a package, and wafer level packaging.

The new company will have a global blue-chip roster of major semi-conductor customers, and a global manufacturing footprint, spanning China, Korea, Malaysia, Singapore, Taiwan, and the United States, with close proximity to the major hubs of wafer fabrication providing customers with an improved global supply chain end-to-end solution.

We’ll also be able to combine exposure to the fastest growing end user segments, such as communications and digital consumer electronics, with one of the strongest balance sheets in the industry.

STATS shareholders will own a majority of the combined company on a fully diluted basis. Charles Wofford, Chairman of STATS, will remain the Chairman of the Board. I, Dennis McKenna, will be the Vice Chairman, and Tan Lay Koon will be the President and Chief Executive Officer of the combined companies. The proposed name of the new company is STATS ChipPAC Limited, and we’ll be headquartered in Singapore.

Now let me turn this discussion to Tan Lay Koon, President and Chief Executive Officer of STATS.

Tan Lay Koon: Thank you Dennis. We’re clearly excited about this combination given the compelling benefits to our customers, employees and shareholders. In terms of a timeline, we are targeting to close this by the end of the second quarter 2004.

The strategic rationale for this merger is multi-fold. First, we are building a robust platform for growth as one of the world’s leading independent suppliers of high-end packaging design, assembly and test solutions with the scale structure and financial position to invest in our customer’s future growth. STATS ChipPAC will be able to be a global player who can provide fully integrated, multi-site, unparalleled end-to-end assembly and testing solutions by combining the testing excellence of STATS with the package development and manufacturing assembly excellence of ChipPAC. We believe this is a powerful differentiating factor and a compelling value proposition for our customers.

We will be a leader in the fastest growing markets, communications, consumer and multi-applications, with significant exposure to the important computing and industrial segments. Our product portfolio will include the most advanced test and assembly technology, such as mixed signal test, chip-scale, stacked die, flip-chip, wafer level, and system-in-package technologies, and wafer bumping capabilities. Together, we will have even greater breadth and diversity of customers, with a well-positioned and balanced customer base of IDMs, fabless and foundry customers. Nearly every major semiconductor company will be our customer. In addition, we will be able to leverage the collective R&D base of over 250 engineers, one of the largest in the industry, and ensure continued leadership in advanced semi-conductor packaging and tests. This will allow STATS ChipPAC the prospective leads to pursue adjacent markets for electronic component integration.

Due to the complimentary nature of this merger, we believe that integration will be rather simply straight-forward, and will have minimal impact on employees and the operations of our existing plants. We expect about US$25 million to

US$30 million in annual cost savings, and further savings from capital avoidance, interest savings, and longer term revenue synergies can also be expected.

And now, we conclude our prepared remarks, and Dennis and I are now open to questions.

Dennis McKenna: Operator, we are ready for questions.

Operator: Yes sir. If you would like to ask questions, please press star then the number one on your telephone keypad. To withdraw your question, press the pound key, press star then the number two. Again, if you would like to ask a question, please press star then the number one on your telephone keypad. Your first question comes from Sing San with Daily Deals.

Sing San: Hello. Hello, can you hear me?

Dennis McKenna: Yes, we can.

Sing San: Hi, from your press release, you talk about (inaudible) value of the transaction is approximately US$1.0 billion. Can you give us a break down how much it will be found…

Operator: Excuse Mr. Watkins, excuse me Mr. Watkins, do you have a question? Hello, do you have a question? Your next question comes from Dan Pullitzer with Calazon Capital.

Dan Pullitzer: Hi, good morning. I was just wondering which regulatory approvals you guys need if you foresee any problems on that side of closing the transaction.

Dennis McKenna: Well, we have the customary regulatory approvals, SEC, IRS. This is a tax-free structure that we have proposed. Other normal government approval processes, given that we’re US based and Singapore based companies, and we operate in various entities throughout the world. So we expect that to be a normal process.

Dan Pullitzer: Okay, you don’t expect any need to sell off any assets or anything, there’s not much of an overlap.

Dennis McKenna: No. We have no belief that there’s any requirement there.

Dan Pullitzer: Right. Thank you.

Operator: Your next question comes from Jesse Mitchell with Piper Jeff.

Jesse Mitchell: Yes, good morning. Congratulations. Who are the top ten customers now, and are there any customers above ten percent?

Dennis McKenna: Well one of the benefits of this merger is the fact that we have very little overlap of the combined customer sets between the two companies. There may be two or three customers that overlap. And despite the overlap, we believe that the combination, there may be one ten percent customer, and everyone else left in that. So a well diversified customer base between the two companies. For ChipPAC, our major customers are the leading semi-conductor companies in multiple end markets of the Intels, the Ambidia’s, the LSI Logics, the IBM’s, Qualcomm’s of the world. For STATS, they have an exceptional customer base with companies like Analog Devices, Infineon, NEC, Marvel, Broadcomm. So very complimentary customer base between our two customer sets.

Jesse Mitchell: Could you talk about STATS relative positioning in Taiwan, and what foundry customers they have?

Tan Lay Koon: It’s Tan. We own 55 percent in Taiwan company called Winstek. Winstek today is largely servicing the foundries, and obviously, you know, the (inaudible) customer base will include names like TSMC and UMC as a major customer. As one of the core competencies that they have is really providing wafer pro services to the foundries in Taiwan.

Dennis McKenna: Yeah, I must say Winstek position in a very short time in Taiwan is rather eye-opening, and the reputation that they have built in the wafer sort area with the foundry of customers, and I believe it’s Lay Koon’s and my vision and strategy to expand upon that going forward as Taiwan is an important footprint for the growth of outsourcing. Winstek and their platforms there, the size of their operation, and the ability to expand on that site is an exceptional opportunity here to bring various package technologies and customers to further expand the business opportunity in Taiwan, especially in areas such as flip-chip area.

Jesse Mitchell: And to review Winstek is mostly a bumping house, is that correct?

Tan Lay Koon: No, it’s not a bumping house, it’s wafer sort, a final test for (inaudible).

Jesse Mitchell: And a question for Bob, Bob what does the proforma balance sheet look like? Is that in cash?

Bob Lanzone: One moment. Yeah, on the balance sheet, proforma right now for fourth quarter, the cash position would be 384 million, and it would have a net debt TL to an EBITDA of 1.7 times, one of the best positions in the industry.

Jesse Mitchell: And could you talk about the cap-ex requirements of each company going in to the merger, and how you pan out post merger?

Dennis McKenna: Sure. Within the cap-ex area, ChipPAC has stated roughly 100 million dollars, and that number could increase based on the business opportunity 100 to 160 million dollars. And I believe STATS cap-ex number is somewhere 200 million dollars plus going forward. People have asked whether our cap-ex number will go down. I think the best answer is it has that opportunity, but once thing is assured, we won’t be spending cap-ex dollars to chase the same sockets or business space going forward. This will give us improvement to go invest in the areas of expansion that we think will create value for our customers and our shareholders going forward. So we think the stability of how we can go invest this money through this potential merger will be an enhancement to the shareholders and to all our constituents.

Jesse Mitchell: And could you talk briefly about the capacity utilization with traditional lead frame packages and advanced packages? Thank you, that’s my last question.

Dennis McKenna: Yes, advanced packages in today’s market environment is pretty much at full utilization today. The technology shift to advanced packages has been accelerated as we move in to this upturn. So I would believe that both the assembly and test assets of both ChipPAC and STATS is at strong utilization levels. The more traditional leaded packages are at somewhat less utilization based on the maturity of it. But in today’s environment, are running fairly strong based on the volume demand that has taken place in the industry. But one of the benefits of the combined portfolio and the customer base that we have and the manufacturing operations that we have, is our ability to use the migration of technology for asset re-use going forward, and we should be able to use that rather strongly within our overall product strategies.

Operator: If you would like to ask a question, press star then the number one on your telephone keypad. To withdraw your question, press star then the number two on your telephone keypad. Your next question comes from Tyra Minion of Deutsche Bank.

Tyra Minion: Yeah, thanks. Just very briefly, what are your plans to (inaudible) the acquisition on STATS, is there any plans for that, over how many years? Hello?

Dennis McKenna: Yeah, well there would be obviously goodwill in this transaction, and under the US GAAP, that would be on the balance sheet and evaluated each year for potential impairment. There could be a piece of the acquisition accounting that would also go to IP. That typically would be amortized over a seven to ten year period.

Tyra Minion: Okay. Just wondering, I didn’t really get how much of this is equity and how much is debt. If I were to do a very rough calculation, I’m getting you didn’t say…something like 80.87 of ADR of STATS between that equity value works out to about 1.3 billion US.

Dennis McKenna: You have to use fully diluted shares, including in the money options and convertibles. That number is 125.9 million.

Tyra Minion: 125.9, okay. Okay. And just one more thing, one more question is you talk about 25 million cost savings. Could you just give a kind of color as to where you would really be finding these savings coming from, because you say you are not going to be doing too much of restructuring? Are you essentially going to be that your people are going to be there, so where are the savings going to come from?

Tan Lay Koon: I think a number of areas. One obviously is that we think potentially there could be cost savings just by combining the purchasing power of two companies in the commodity materials that we buy, you know, whether it’s lead frames and trays and the like. And just to share sides of the purchasing power going forward, you know, we see some potential savings there. Obviously, there is going to be some savings on rationalizing some of the offices and processes that we have, you know, put them in United States, and some overlap in that area. And, you know, certainly in some of the R&D side in terms of some of the common programs that we could working on, we see some potential for rationalizations over that too.

Tyra Minion: You put a figure up around 25 million in savings a year, which is about 2.5 percentage points. So you can see your margins actually increased by maybe not 2.5 but about two percent on a one billion dollar sale.

Dennis McKenna: I think one of the things that we need to do obviously is yes, based on what you say. But the other thing obviously, is rationalizing some of the accounting treatment in across companies as well. So, you know, potentially we’re looking at probably maintaining and most likely increasing the margins that we have.

Tyra Minion: Okay, thank you so much.

Operator: Your next question comes from Dan Hiller with Merrill Lynch.

Dan Hiller: Hi. I have just a few quick questions. In terms of on the follow up on savings, would there be significant tax savings given that the new headquarters is based in Singapore and how would you quantify those?

Dennis McKenna: Yeah, we don’t expect that the combined entities will have a much different tax structure than what is present today and recognized by both companies.

Dan Hiller: Okay. And with regard to kind of operations, do you perceive that the ChipPAC operations people with regard to large packaging facilities around Asia, China, and Korea, will continue to be the same, it’s actually the same people, or how will that exactly integrate with ChipPAC’s packaging?

Tan Lay Koon: I think, Dan, I think one of the big attractions, at least to me, is the fact that how complimentary the two companies are in terms of the locations of the manufacturing plants. We have a plant in Singapore and in Taiwan, and a small scale, really small scale facilities in Shanghai. And ChipPAC brings to the table obviously some big turn volume production facilities in Korea and in China and in Malaysia. And initial this factory, in terms of the products and technology that’s mapped to those factories, and as you know from earlier discussions, it was a very complimentary customer base. So in terms of the customers that are mapped to each of these factories, there is not a lot of overlap. So in the near future, surely the intention is to preserve the excellence that is already existing in those factories, and over time, (inaudible), have some commonalities in terms of standard and the like. And potentially, obviously rationalizing some of the product families that could overlap between what we have in Singapore and the rest of the factories, for example, you know Dan, I’ve been talking about the need to build our factory in China going forward for STATS. And now obviously we’ve got very established and very high quality first lead dealer ChipPAC has in Shanghai today, then clearly that is mature immediately available platform that we can (inaudible) off.

Dennis McKenna: Let me expand on that. People fail to understand the complexity of building a manufacturing facility in any part of the world. But China is a growing marketplace. We’ve been there eight years, we have considerable scale, and for any company building a green field operation, now and in to the future, it really takes between three to five years for that operation’s infrastructure to get at a level of quality and output and profitability. Customers don’t want to be the first in most facilities. So this is really a big part, or one of the contributing pieces to the value going forward, and STATS has customers that we’re not engaged in, that we’d love to be engaged with, that now have the opportunity to go with the combined company in to China. We have customers that are also wanting us to be in Taiwan. Now we have the ability to do that. We have customers that want to go in to Singapore for several reasons, proximity to wafer fabs, logistics centers. Now we have the ability to do that. So in addition to cost synergies, there’s very significant revenue synergies that we’re able to go execute on much more quickly than having to go build green field operations.

Dan Hiller: Right, right. And operationally, will the heads of the facilities throughout China now report in to yourself, Dennis, or would it be to Tan Lay Koon?

Dennis McKenna: Mr. Tan Lay Koon will be the CEO of the company, and all the factory presidents and managing directors of both the combined ChipPAC and STATS facilities will report directly to in Lay Koon. That was a very key and initial decision that was made because of the importance of those facilities, and the fact that there is no overlap, and we wanted to maintain the integrity of those operations and facilities, and continuing to do all the great things that all those operations are doing and building off of whom with the leadership of Lay Koon.

Dan Hiller: Okay, great. That’s it for me. Thanks.

Operator: To ask a question, please press star then the number one on your telephone keypad. To withdraw your question, press star then the number two on your telephone keypad. Your next question comes from Dan Blitzer, Ellison Capital. Sir, go ahead with your question.

Dan Blitzer: Yeah, sorry about that. One last quick question. Where do you stand in terms of filing the Hart-Scott-Rodino and the S-4?

Dennis McKenna: Well, the Hart-Scott-Rodino filing has already been done. The S-4 will come shortly.

Dan Blitzer: Great. Thanks very much and good luck.

Operator: Your next question comes from Henry Boysaboinik with Wachovia Securities.

Brian Park: Hi, this is Brian Park for Henry. Dennis, just a quick question regarding your convertible bonds. What will the bonds now be convertible in to, in to the ADR’s or in to the SE assemblies in Singapore, and also does this trigger a change in control?

Dennis McKenna: This does trigger a change in control, and they will be convertible, I believe, ADS or ADR’s will cover that in detail in our proxies.

Brian Park: Thank you.

Operator: Your next question comes from Eldon Fettie with Deutche Bank.

Eldon Fettie: Hi guys. Apologies for another question from Deutche Bank. You guys are consolidating, we still retain some synergistic overlap. I just wanted to ask Lay Koon a question quickly first. In the past we’ve talked about STATS’ strategy of focussing on certain niche segments and how that would be the best way not only to achieve faster growth but also to maximize returns from your investments. This merger now, how should we interpret that? This is a change of direction for STATS, is it not?

Tan Lay Koon: No, I don’t see that as a change of direction, I see that as combining two companies that have very complimentary (inaudible). If you look at ChipPAC’s customer base and look at, for example, their leadership in stacked die. That’s something that plays very well and very well received (inaudible) which is obviously something very consistent with what STATS has always been focussing on. I think what this brings to the table is two views very complimentary, which will allow us now to engage a much broader customer base. And the focus will still be in the high growth market, you know, communications, consumer and multi applications, which is what ChipPAC is very focussed on. But it brings with it additional strength in computing, which they are obviously a lot stronger than we are historically, and industrial segment. And in relative today, a lot of this segment, we’re talking about conversions, we’re talking about mix of (inaudible) divisors, you know, populating in all the segments. So I don’t see that as a change of strategy, I see that as the enhancement of our capability and consistent with (inaudible) high global markets, and market leaders in those respective states.

Eldon Fettie: I totally agree that it achieves all that. What I was getting at is there something that you’re seeing in the industry environment right now at your competitors or with your customers that makes now a particularly (inaudible) in terms of timing for this.

Tan Lay Koon: No, not so much in that. But if you look at our landscape and look at what we have always thought is the right thing to do, and look at who’s the best fit for STATS, and I don’t think you can find, from my judgement, a company that fits that better than ChipPAC. And I think that in the nature of this transaction, it’s a good fit, right chemistry, right opportunity, and comes along and this time is as good as any. And one (inaudible) say that, you know, it’s probably a good time to do it because we are both at the tops of significant recovery in the industries, and on a stand-alone basis, ChipPAC would have to invest in additional people, additional equipment, and similarly STATS, additional people, additional equipment, and additional (inaudible). By combining the strength of those two companies, I think we can leverage off what each one of us has. And the China plan is a good example of what that combination will lead to, and for STATS, clearly that is going to help us to avoid the need to start a green field plant in China, and as Dennis has correctly pointed out, right. It takes a while to reach a certain level of maturity and to be able to deliver consistent quality and high volume production in a new factory.

Eldon Fettie: Okay. And just a follow on, your point about China there. I was hoping that you might be able to get a review from you guys in terms of quantifying ChipPAC’s position in China in terms of percentage of sales, the amount of business that’s done there now?

Dennis McKenna: Today, China represents somewhere about 20 percent of our business. We’re expecting on an absolute revenue number basis going in to, or in this year for that number to grow somewhere in the area of about 50 percent. So we’re on a very steep growth curve in that particular facility, and we think the STATS expertise in the test areas will further enhance the end-to-end solutions that our customers are asking for. So we think that growth curve can accelerate.

Eldon Fettie: Is that 50 percent year-on-year for ’04?

Dennis McKenna: Yes.

Eldon Fettie: Okay. And can I just, a quick follow up to that, do you have tests in that facility currently?

Dennis McKenna: Yes we do, but the level of tests that we have in that facility, we do not have high end mixed signal tests. This was targeted to be a significant investment area for us, along with wafer sort in it’s proximity to the foundries there that are emerging very quickly, and as I said, the final test aspect of those requirements.

Eldon Fettie: Okay, that’s great. Thank you. If I could just ask one last question, I apologize in advance for being sort of a direct question. How do we think about the valuation for this transaction? Not just the goodwill, but also the premium on most metrics relative to your peers base and Korean (inaudible)?

Dennis McKenna: Let me comment on that. First off, we think this was a reasonable price for bringing the power of these two companies together. In fact, you can create valuation off of many angles, and certainly certain of our audience here is financial, you can go off of revenue levels, you can go off of EBITDA levels. And when we look at those numbers and you can do it from a historical, you can do it from a go-forward basis, but we see the 2004 revenue numbers being at roughly 2.5 times on a multiple basis, and on a 2004 EBITDA basis at something just over nine times. So we think as we look at those metrics they’re very strong. And then there’s the other piece of the valuation in which we’ve been talking about for the last few minutes is the business aspect of it. How long would it take for us to duplicate these operations, at what cost to acquire these customers, these technologies, and bring them in to a level of volume. So when we look at the combination of financial, business, this is a reasonable premium that has brought these two entities together.

Tan Lay Koon: Just to add that, just to echo what Dennis says, and another way of looking at that is just looking at the contribution that the two companies bring to the table in terms of the different financial metrics, what is revenue or EBITDA. You look every which way if you look at numbers. You know, it’s kind of a nice balance. On the revenue side, ChipPAC is obviously bigger with an EBITDA slightly less based on historical numbers, we are a little bit bigger. If you look at the exchange ratio, and the resulting composition and ownership, it’s about 54 percent owned by stock shareholders and 46 percent by ChipPAC, which again reflects a (inaudible) on that respective contribution. So as Dennis has said, many different angles of looking at it, we think that it’s a reasonable contribution. I think what is important from my perspective is it’s not a good way to just pick one data point, and then use that data point as the singular determination of valuation. I think that’s (inaudible) needs the bigger picture, and also the much bigger picture of really strategic value that this combination brings, and the strategic value in terms of the technology, the customer base, and the global footprint that ChipPAC brings to STATS and vice versa.

Eldon Fettie: Thank you Lay Koon, thank you Dennis. That’s very helpful.

Dennis McKenna: Thank you.

Operator: To ask a question, press the number one star then the number one on your telephone keypad. To withdraw your question, press star then the number two on your telephone keypad. Your next question comes from Craig Node with Surewater.

Craig Node: Good morning gentlemen. Just to follow up a little bit on the premium that is being looked for here, and with regard particularly to the way that you’ve structured the agreement. I’m not sure whether the merger agreement has actually been accomplished yet, and forgive me if it has. But does that agreement anticipate that you may have to divest an asset, you did mention it earlier on, but I wasn’t clear as to whether you are expecting to actually have to divest anything. And if you are, is that carved out of the agreement or would that confuse some kind of a (inaudible)?

Dennis McKenna: Yeah, the merger agreement does not (inaudible) any divestiture going forward nor do we think any regulations would require any such events to take place.

Craig Node: Right. If it was, for some strange reason, to happen though, would you consider that to be a (inaudible) event or would that not be a deal breaker?

Dennis McKenna: Well, we don’t think it’s any event, so it hasn’t even crossed our minds or consideration. So it seems like one of those wild ideas versus reality.

Craig Node: Okay. And has your due diligence been completed or is there …

Dennis McKenna: Yes, diligence has been completed by both sides.

Craig Node: Okay. And are there any other unusual conditions in the material adverse clause or any other surprises in the agreement than usually …

Dennis McKenna: Not that I’m aware of.

Craig Node: Okay. And one final question then. Are there regulatory authorities in Singapore which you’ll need to clear in the same way that you’re doing (inaudible)?

Tan Lay Koon: Yeah. That would be the customary regulatory authorities. You know, we’re listed on the Singapore Stock Exchange, so that’s obviously one regulatory body that would have to …

Craig Node: Is there any equivalent anti-trust authority there that you would need to be processing through as well?

Tan Lay Koon: You mean in Singapore?

Craig Node: Yeah.

Tan Lay Koon: No, not in Singapore, but obviously we need to go through anti-trust review in the United States.

Craig Node: Yeah, well that’s fine. And will you be looking for shareholder votes at STATS as well or is it just at ChipPAC that you’ll …

Dennis McKenna: They’ll be on both sides.

Craig Node: Great. Okay, that’s super. Thanks very much indeed gentlemen, and good luck with the cross action.

Operator: Your next question comes from Sam Sabong with Quadro Global Capital.

S.T. Telley: Hi, it’s S.T. I forgot I was in Sam’s spot. You may have talked about this earlier, but I was just wondering if you could tell me what percentage of ChipPAC’s US customer base in government related or defence related, if any?

Dennis McKenna: Basically, zero. We have probably less than one percent of revenue that may have some government content. And that product is already being built offshore, specifically in our Malaysia facility. So we don’t see any impact there whatsoever.

S.T. Telley: Okay, so then in addition to the SEC, HSR, and IRS government of the United States, are there any other approvals that you might need, such as Exxon-Florio.

Dennis McKenna: No.

S.T. Telley: Okay, and just one more question, and that’s are there any performance thresholds in the merger agreement that must be maintained with respect to earnings?

Dennis McKenna: No, we have no threshold defined.

S.T. Telley: Okay, great. Thank you and congratulations.

Dennis McKenna: Thank you.

Operator: Your next question comes from Eric Gumberg with Thomas Weisel Partners.

Eric Gumberg: Hi. You talked a little bit about this before, but could you just get the timing and when we might see integration of capabilities, for example, all (inaudible) testing, brought from Singapore to China?

Dennis McKenna: Could you repeat again Eric?

Eric Gumberg: Sure. Could you talk about the timing of integration of capabilities, for example, when test capabilities, RS test, mixed signal, might be brought from Singapore to your China facility, for example, or if they’re likely to see some of your system-in-a-package capabilities or stacked die going to Singapore, what the timeframe is for the integration to take place?

Tan Lay Koon: I think Eric, on the test side, we currently as quick as immediate depending on the market requirements and customer needs. Obviously, it’s an area where we have much install base, we have people very experienced, and in some respects ChipPAC has that when it comes to RS testing. So I think to the extent that there is value to be gotten out of that in terms of the ability to provide integrated assembly and test solutions, that can be quite immediate. In terms of the assembly side of that, obviously the technology can be transferred between sides, but the qualifications are going to take a little bit of time in terms of customers qualifying the (inaudible), and the volume production of that technology on that side.

Eric Gumberg: Have you had a number of customers or had any customers who have been interested to give you more business, but have been reluctant because you have yet to have a presence in China? Do you expect that to be a very material and …

Tan Lay Koon: No, a lot of customers that have obviously expressed interest in us, having a China strategy and a China presence to support what they see going forward in China. And similarly, I think they’re customers of ours that have a much broader assembly portfolio in the interim that what STATS historically on a stand-alone does provide. For example, some of my customers have discreet products that in the past, obviously, there’s no engagement because there’s no basis for engagement. But now with a combined entity, that clearly opens another avenue. And I think the long and short of it is that together we will have a much broader portfolio of products and services and solutions which will allow us to lavish that both ways to customers that today our engagements may be a little bit more narrow and more specific.

Eric Gumberg: Okay, could you talk about the management of the combined company going forward. Dennis, I assume that you’re going to remain in Freemont. STATS recently had the CFO resignation. I was just wondering if we should expect Bob to take over as CFO, there’s no mention of that in the press release, and what the financial management of the company is likely to look like.

Tan Lay Koon: I know what we have decided so far is that obviously I, you know, will be the President, CEO of the company. We have also decided that the respective President and MD’s of the respective plants will continue in that position reporting directly in to me. Well, as the space was due trying to work out some of the other upper level positions, we’ve got names and we’re close to it. But it’s something that needs a little bit of tweaking and we hope to announce that shortly.

Dennis McKenna: And Eric, just specific to myself, as we said, this is a going to be a Singapore headquartered company. And that brings several advantages through the combination. One, it puts us in closer proximity to our manufacturing facilities, closer proximity to our supply chain, and closer proximity to where our customers and markets, and we think this is going to be very advantageous. As to my role, I will be joining the Board of ChipPAC STATS combination going forward after it’s completed.

Eric Gumberg: And just finally, could you talk about the M & A environment in the States in general. This is the first major merger among these types of players. Would you expect that this will set a trend and we will see more consolidation over the next 6 to 12 months?

Dennis McKenna: I don’t think consolidation among competitors is something that surely is on the horizon. There’s very few combinations that can bring go forward value that does not have implications of customers’ manufacturing facilities and this was one of those few. If I had to pick any potential combination to handpick this would have been the arrangement and I think the bigger opportunities rest with IBM from a consolidation or various partner alliance type structures going forward. I think those are the biggest opportunities versus competitors.

Eric Gumberg: Great. Congratulations once again.

Operator: To ask a question please press star then the number 1 on your telephone keypad. To withdraw your question press star then the number 2 on your telephone keypad.

Your next question comes from Brian Rose with HDA Advisors. Sir go ahead with your question.

Brian Rose: Hello? Hi, sorry. A couple of questions. Is there a break fee on the deal, and can you give any color on how long you guys have been on the discussions, how long have you been working?

Dennis McKenna: Yes. In most transactions of this type there is a break-up fee and you know as far as the length of period, it’s been a rather short period of time within the last couple of months in which this dialogue and to the extent that we’ve gotten to a merger agreement between the companies and we were able to move fairly quick because Lay Koon and myself have know each other for some time through industry association and we’ve known a lot about each other’s company going forward. Then when we put the dialogue in place, the shared vision and strategy between ourselves really allowed this thing to move fairly quickly and complete our due diligence and bring this merger agreement in place.

Brian Rose: One other question. The 25 to 30 million cost savings, is that – I just want to confirm – is that US dollars or Singapore dollars?

Dennis McKenna: US dollars.

Brian Rose: OK, thanks.

Operator: Your next question comes from (inaudible) Mr. Kwong with (inaudible) Asia.

Mr. Kwong: Hi, good evening. With the cost savings of 25-30 million when do you expect, what’s the timing to incur the full benefits of this cost savings

Tan Lay Koon: I think the thing is some of this obviously will take some time, like say (inaudible) we need to first rationalize the patenting. In terms of you know some of the cost savings from rationalization or you know (inaudible) factory (inaudible). (inaudible) obviously the expectation that the transaction is about to be closed in the second quarter so potentially we are talking about half a year of (inaudible) freely speaking.

Mr. Kwong: This particular cost savings of 25 to 30 million does this include interest savings (inaudible) at ChipPAC

Dennis McKenna: It does not, it does not.

Mr. Kwong: Okay. What is the expected decline in interest payments at ChipPAC with the conversion of the (inaudible)?

Dennis McKenna: Currently right now interest expense per year is just under 30 million. Obviously on 165 million ideal bond at 12 ¾’s interest rate but the combined company should have several options on how to refinance that at a lower rate.

Mr. Kwong: Okay. And with regard to the convertible bonds at ChipPAC, that – will that be a mandatory conversion with this merger?

Dennis McKenna: No, we do not believe it is a mandatory conversion.

Mr. Kwong: Okay, and on (inaudible) will the (inaudible) be converted or that’s optional (inaudible) as well?

Dennis McKenna: No, it does not. It does not (inaudible).

Mr. Kwong: Okay. Just one last thing. One said that comps (inaudible) 54% of the new company owned by set shareholders at (inaudible) at ChipPAC. What part of the number of shares you are working on?

Tan Lay Koon: Oh, you mean a specific number?

Mr. Kwong: Yeah.

Tan Lay Koon: Yeah. I will get somebody to share with you, I mean, obviously what we have, what we currently issue, (inaudible) on a fully converted basis, some from there, some going from there, so there’s a couple of scenarios.

Mr. Kwong: Okay.

Tan Lay Koon: Off the top of my head, you know, I don’t have the exact number.

Mr. Kwong: Okay. Then can you just clarify something? (Inaudible) shares at ChipPAC. (Inaudible) they are set, it’s assuming both options converted?

Dennis McKenna: That’s the fully diluted number, including in the money options.

Mr. Kwong: Okay.

Dennis McKenna: And convertibles.

Mr. Kwong: And assuming the convertibles of (inaudible) share.

Dennis McKenna: That’s right.

Mr. Kwong: Thank you. Thank you very much.

Operator: Again, to ask a question, please press star then the number one on your telephone keypad. To withdraw your question, press star then the number two on your telephone keypad. Your next question comes from Scott Kim with Cargill Investors Services.

Scott Kim: Thank you. Can you hear me, guys?

Dennis McKenna: Yes.

Scott Kim: Great. I’m just wondering, are there any shareholder agreements in place either on ChipPAC or STATS’ side voting in favor of the merger and I guess has either company had any discussions with their large shareholder base, namely Temasek and on the STAT side and obviously Baine and Citigroup on the ChipPAC side?

Dennis McKenna: Yes.

Scott Kim: Yes, to what? The conversations or the shareholder agreements?

Dennis McKenna: Yes, we have shareholder agreements.

Scott Kim: You do, okay. And I assume that will be filed along with the merger agreement?

Dennis McKenna: Yes.

Scott Kim: Okay, great.

Tan Lay Koon: Just a correction. You know, for the (inaudible) Singapore Technologies, not from us.

Scott Kim: Right, right, right, as a (inaudible). And the second thing is was the Board of Directors’ approval unanimous on both sides or was it just majority approval?

Dennis McKenna: I’ll talk on—in regards to ChipPAC, it was unanimous.

Scott Kim: It was? Okay. And how about on the STATS’ side?

Tan Lay Koon: The same on the STATS’ side.

Scott Kim: Similar?

Tan Lay Koon: Same on STATS, yeah.

Scott Kim: Okay, thank you. Thank you very much.

Operator: Your next question comes from Jesse Pichel with Piper Jaffray.

Jesse Pichel: Yes, could you give us a little bit more detail to the pro forma income statement of the combined entity? You mentioned revenues. I was wondering if you could help us out with, you know, gross margins and I was a little bit confused what the share count would actually be with the merger?

Dennis McKenna: Yeah, if you take (inaudible) of this past year, the consolidated revenue would be roughly 248 million, 47 million of gross margin, R&D expense of roughly 3%, SG&A of roughly 8% and EBITDA margin of roughly 30%.

Jesse Pichel: And share count?

Dennis McKenna: Well, you’d have to combine the two companies. The share count would be a converging exchange ratio.

Jesse Pichel: And does this trigger an opportunity to make any kind of revaluation of equipment assets?

Dennis McKenna: No, the combined company will have to go through a normal purchase accounting process as it closes. We have to reconcile the two companies different accounting.

Jesse Pichel: OK. Do you see any significant special merger and integration charges in the second quarter as a result of the transaction?

Dennis McKenna: Again I believe that that will have to be evaluated along with purchase accounting.

Jesse Pichel: And last question. Have you actually polled any of your customers under an MDA to see if they would indeed increase their business with you?

Dennis McKenna: Well those are difficult things to engage in dialogue but we can certainly say that our customers are looking for us to bring more turnkey solutions to them. They are asking us to be in different manufacturing locations or geographies close to where we, that they may be engaged in. So those answers basically said yes our customers would like to see the benefits that this combination brings.

Jesse Pichel: Thanks very much.

Operator: The next question comes from Dan Hillard with Merrill Lynch.

Dan Hillard: Hi, thanks. Just a couple of follow ups, first for Dennis. In terms of, right now, ChipPAC business, it looks as though what, about 85% I think is packaging and 15% is test. Is that right?

Dennis McKenna: It’s a little less than 15% Ted but close enough.

Dan Hillard: OK. And then of that packaging business how much of that is done by subcontractors if it’s not done by you? Or is it done say by IBM who have their own test facility?

Dennis McKenna: Boy, that’s – I don’t have that kind of number set.

Dan Hillard: OK, because again …

Dennis McKenna: Do you want to rephrase your question?

Dan Hillard: Yes, because I guess what I’m driving at is, I’m wondering … Maybe phrase it this way. From the standpoint of turnkey of your 15% test, are all of those customers also doing packaging with you or is some of that pure test?

Dennis McKenna: That’s correct, our estimate right now is that we’re testing about 55% of what we (inaudible).

Dan Hillard: OK.

Dennis McKenna: There’s the additional opportunity to test another 45%.

Dan Hillard: Right. OK. I guess I’m trying to get a sense of is, of your packaging business will there be other competitors that may for instance be hurt by this, this, essentially test platforms that may ask one of your subcoms to say to test?

Dennis McKenna: I don’t understand that question. We don’t use subcontractors per say. Everything is done by us or someone else.

Dan Hillard: No, I’m saying your customers right now, for instance the majority of your business is packaging, right? And a lot of your customers are testing elsewhere, right?

Dennis McKenna: Yes.

Dan Hillard: So I’m wondering what percentage of those guys are already testing STATS, what percentage are testing elsewhere?

Tan Lay Koon: I think that, if you look at our customer base, as you have said, right it’s very complimentary, it’s probably like most two or three customers (inaudible). So from that perspective you know I think what you are trying to get at a lot of what ChipPAC does is assembly today in (inaudible) is not done as such. They are not custom (inaudible).

Dan Hillard: Right. It’s the same as a lot of the upside so far has been from some fabric companies that do want turnkey solutions and I would wonder to what extent ChipPAC would be impeded by not having the capability or whether or not that was an issue for ChipPAC’s growth in the past or not?

Dennis McKenna: For sure. Our growth has been inhibited through the lack of such platforms and this is something that this company should bring. So clearly we’ve lost business opportunities, engagement opportunities with customers because we have not been able to bring this total solution to all of our customers.

Dan Hillard: Fair enough, thanks.

Operator: Your next question comes from Brian Long with (inaudible) Partners.

Brian Long: It was unclear to me, could you just clarify, is there a (inaudible) filing that you will do?

Tan Lay Koon: Sorry, could you repeat the question?

Brian Long: Yes, will you all is there a (inaudible) filing that is required or will you do one voluntarily?

Dennis McKenna: Yes we will do whatever filings are required by various government and regulatory agencies.

Brian Long: OK, thank you.

Operator: Your next question comes from William Ingleman of Delaware Investment.

William Ingleman: Hello? Yes. Are there any plans to call your high yield notes with cash on the balance sheet? And if not, can you talk about maybe using this cash going forward?

Dennis McKenna: No, currently there is not an intention to call this in the short term and that will be a strategic decision for the new company going forward. Obviously our combined base with the company will step ahead of cash position that we will be able to buy those high yield bonds and refinance cash or another instrument. That’s a decision yet.

William Ingleman: So that decision hasn’t yet been made yet?

Dennis McKenna: Correct.

William Ingleman: OK. Thank you.

Operator: Your next question comes from (inaudible) Sands with Alpine Associates.

Mr. Sands: Yes. You mentioned the IRS before. Are you going to require a ruling on the tax consequences or are you going to go with (inaudible) accounts?

Dennis McKenna: We will require a tax rule.

Mr. Sands: And getting back to Brian’s question a minute ago, are you going to file (inaudible). You mentioned it once before in the presentation.

Dennis McKenna: We’ll be checking account for them.

Mr. Sands: OK, thank you.

Operator: Your next question comes from Sam (inaudible) with Quadro Global Capital.

Sam: Yes, our question has been answered already.

Operator: At this time sir there are no further questions. Are there any closing remarks?

Dennis McKenna: Thank you every for attending this short notice call.

Tan Lay Koon: Thank you.

Operator: This concludes today’s conference call and you may now disconnect.